UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 1, 2012
Date of Report (Date of earliest event reported)

EPIQ Systems, Inc.
(Exact name of registrant as specified in its charter)

Missouri	000-22081	48-1056429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Kansas Avenue, Kansas City, Kansas 66105
(Address of principal executive offices)

(913) 621-9500
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 1, 2012, the board of directors (the "Board") of Epiq Systems, Inc. ("Epiq") approved and authorized the repurchase, on or prior to December 31, 2013, of Epiq's outstanding shares of common stock up to an aggregate of $35.0 million (the "2012 Share Repurchase Program"). Repurchases may be made pursuant to the 2012 Share Repurchase Program from time to time at prevailing market prices in the open market, in block trades or in privately negotiated purchases, or any combination thereof. Epiq may utilize one or more plans with its brokers or banks for pre-authorized purchases within defined limits pursuant to applicable laws to effect all or a portion of the repurchases. The timing, manner, price and amount of any share repurchases under the 2012 Share Repurchase Program will be determined by Epiq in its discretion and will be subject to market and economic conditions, prevailing stock prices, loan covenants, leverage objectives, applicable legal and regulatory requirements, and other factors.

On June 1, 2012, the Board approved the termination of a previous share repurchase program approved by the Board in on October 11, 2010 (the "2010 Share Repurchase Program"). There were no share repurchases under the 2010 Share Repurchase Program after February 2011 and approximately $12.1 million remained available for share repurchases under the 2010 Share Repurchase Program.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated June 4, 2012, announcing the approval of the Share Repurchase Program.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIQ Systems, Inc.
Date: June 4, 2012	By:	/s/ TOM W. OLOFSON
	Name:	Tom W. Olofson
	Title:	Chairman of the Board, Chief Executive Officer and Director